Supplementary lease contract

Party A: Shanghai International Building Co., Ltd.

Party B: Shanghai Jingyue Trading Co., Ltd.

On June 23, 2021, both parties signed the Office Lease Contract (Contract No.1802/21013), which stipulates that Party A shall lease Room 02, 18th floor, 511 Weihai Road, Jing'an District, Shanghai with 125.77 square meters to Party B. The lease term of the office is from August 16, 2021 to February 24, 2023. Party A and Party B have hereby reached the following agreement through negotiation:

1.Party A and Party B agree that the term of the lease contract no.1802/21013 shall be extended to the end of May, that is, from February 25, 2023 to May 31, 2023, and the lease will not be renewed when the contract expires.

2.During the extension period of the original contract, the unit price is 7.10 yuan/square meter/day, and the rest of the contract remains unchanged, including but not limited to the leased area, lease deposit, property management fee, parking fee, etc., consistent with the original contract.

3.Upon the expiration of this supplementary lease contract, Party B entrusts Shanghai New Century Real Estate Service Co., Ltd. to restore the premises to its original state. The original restoration deposit of RMB 10,608 paid by Party B shall be owned or used by Shanghai New Century Real Estate Service Co., Ltd. as the original restoration fee.

4.Any dispute arising from the performance of this Agreement shall be settled through negotiation; If no agreement can be reached through negotiation, both parties may file a lawsuit with Jing 'an District People's Court of Shanghai for adjudication.

5.This Agreement shall come into force upon being sealed by both parties. This Agreement is made in quadruplicate, with Party A holding two copies and two copies

held by Party B.

Party A (seal):

Shanghai International Building Co., Ltd.

Authorized Representative:

date: 2023. 2.15

Party B (seal):

Shanghai Jingyue Trading Co., Ltd.

Authorized Representative:

date: 2023.2.15